SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.      )*

National Coal Corp.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
632381-20-8
(CUSIP Number)
October 24, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	632381-20-8	Page	2	of	15	Pages

1	NAMES OF REPORTING PERSONS Centaurus Energy Master Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,380,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,680,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,680,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13G

CUSIP No.	632381-20-8	Page	3	of	15	Pages

1	NAMES OF REPORTING PERSONS Centaurus Energy, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,380,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,680,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,680,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13G

CUSIP No.	632381-20-8	Page	4	of	15	Pages

1	NAMES OF REPORTING PERSONS Centaurus Energy QP, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,380,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,680,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,680,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13G

CUSIP No.	632381-20-8	Page	5	of	15	Pages

1	NAMES OF REPORTING PERSONS Centaurus Energy Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,380,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,680,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,680,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13G

CUSIP No.	632381-20-8	Page	6	of	15	Pages

1	NAMES OF REPORTING PERSONS Centaurus Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,380,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,680,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,680,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

SCHEDULE 13G

CUSIP No.	632381-20-8	Page	7	of	15	Pages

1	NAMES OF REPORTING PERSONS John D. Arnold

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,380,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,680,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,680,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1(a). Name of Issuer:	National Coal Corp.

Item 1(b). Address of Issuer’s Principal Executive Offices:	8915 George Williams Road
Knoxville, Tennessee 37923
Item 2(a). Name of Person Filing:
This statement is filed by:
(i)	Centaurus Energy Master Fund LP, a Delaware limited partnership (the “Fund”), with respect to the shares of Common Stock directly owned by it;

(ii)	Centaurus Energy, LP, a Texas limited partnership (“CE LP”), as a general partner of the Fund, with respect to the shares of Common Stock directly owned by the Fund;

(iii)	Centaurus Energy QP, LP, a Texas limited partnership (“CE QP LP”), as a general partner of the Fund, with respect to the shares of Common Stock directly owned by the Fund;

(iv)	Centaurus Energy Partners, LP, a Texas limited partnership (“CEP”), as the general partner of each of CE LP and CE QP LP, with respect to the shares of Common Stock directly owned by the Fund;

(v)	Centaurus Advisors, LLC, a Texas limited liability company (“Centaurus Advisors”), as the general partner of CEP, with respect to the shares of Common Stock directly owned by the Fund; and

(vi)	John D. Arnold, as the sole and managing member of Centaurus Advisors, with respect to the shares of Common Stock directly owned by the Fund.
The foregoing persons are herein sometimes collectively referred to as the “Reporting Persons”.
Item 2(b). Address of Principal Business Office or, if none, Residence:
The address of the business office of each of the Reporting Persons is 3050 Post Oak Blvd., Suite 850, Houston, Texas 77056.
Item 2(c). Citizenship:
The Fund is a limited partnership under the laws of the State of Delaware. Each of CE LP, CE QP LP, and CEP is a limited partnership under the laws of the State of Texas. Centaurus Advisors is a limited liability company under the laws of the State of Texas. Mr. Arnold is a United States citizen.

Item 2(d). Title of Class of Securities:	Common Stock

Item 2(e). CUSIP Number:	632381-20-8

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable; this statement is filed pursuant to 13d-1(c)

Item 4.	Ownership:
(a)	Amount beneficially owned: 1,680,000 shares

(b)	Percent of class: 6.6% (based upon 25,365,734 shares of Common Stock outstanding)

(c)	Number of shares as to which each of the Reporting Persons has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 1,380,000

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 1,680,000
Item 5.	Ownership of 5 Percent or Less of a Class:

Not Applicable

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person:

1,680,000 shares of Common Stock are beneficially owned; the Fund owns 1,380,000 shares directly by it and has the right to acquire 300,000 of additional shares pursuant to an existing call option agreement with another shareholder. Until such option is exercised with respect to such 300,000 shares, the existing holder of such shares has the right to receive dividends from such shares, subject to certain exceptions set forth in the call option agreement. Each of CE LP and CE QP LP, as a general partner of the Fund, has the power to direct the affairs of the Fund, including decisions respecting the receipt of dividends from and the proceeds from the sale of the common stock. CEP, as the general partner of each of CE LP and CE QP LP, has the power to direct the affairs of CE LP and CE QP LP. Centaurus Advisors, as the general partner of CEP, has the power to direct the affairs of CEP. Mr. Arnold is the sole and managing member of Centaurus Advisors, and in that capacity directs its operations.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not Applicable; see Item 6 above

Item 8.	Identification and Classification of Members of the Group:

Not Applicable

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certifications:

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated: November 1, 2007

CENTAURUS ENERGY MASTER FUND, LP By: Centaurus Energy, LP, General Partner By: Centaurus Energy Partners, LP, General Partner By: Centaurus Advisors, LLC, General Partner
By:	*[see signature below]
Name: John D. Arnold
Title: Manager

By: Centaurus Energy QP, LP, General Partner By: Centaurus Energy Partners, LP, General Partner By: Centaurus Advisors, LLC, General Partner
By:	*[see signature below]
Name: John D. Arnold
Title: Manager

CENTAURUS ENERGY L.P. By: Centaurus Energy Partners, LP, General Partner By: Centaurus Advisors, LLC, General Partner
By:	*[see signature below]
Name: John D. Arnold
Title: Manager

CENTAURUS ENERGY QP, L.P. By: Centaurus Energy Partners, LP, General Partner By: Centaurus Advisors, LLC, General Partner
By:	*[see signature below]
Name: John D. Arnold
Title: Manager

CENTAURUS ENERGY PARTNERS, L.P. By: Centaurus Advisors, LLC, General Partner
By:	*[see signature below]
Name: John D. Arnold
Title: Manager

CENTAURUS ADVISORS, LLC
By:	*[see signature below]
Name: John D. Arnold
Title: Manager

JOHN D. ARNOLD, individually and in each of the respective capacities set forth above
/s/ John D. Arnold

Index to Exhibits

Exhibit 1	—	Joint Filing Statement